Exhibit 99.2

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, FL 33401

+1.561.515.6078

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Releases Realigned Segment Information Reflecting Newly Combined Health

Solutions Practice

West Palm Beach, Fla. – May 21, 2013 – On May 9, 2013, FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value (the “Company”), announced that it has combined the healthcare and life sciences focused personnel that were formerly included within the Corporate Finance/Restructuring segment with those in the Forensic and Litigation Consulting segment to form a single integrated practice whose financial results and other information are reported within the Forensic and Litigation Consulting segment.

The newly combined practice, known as the health solutions practice, consists of over 200 professionals dedicated to servicing this sector. The health solutions practice provides consulting and advisory services that are designed to help clients optimize their performance in the short-term and long-term and prepare for and respond to strategic, operational and financial challenges. The health solutions professionals provide a broad range of services focusing on operations, such as clinical and performance effectiveness and improvement; regulatory services, such as the development, implementation and management of compliance programs and dispute resolution; advisory services, such as mergers and acquisitions; management services, such as turnaround services and the interim management of hospitals, health systems and other types of healthcare organizations; and process improvement, such as strategy, planning, revenue growth and fee reimbursement advisory services.

Today, FTI Consulting announced that it has filed its Current Report on Form 8-K to reclassify the segment discussions within Part I, “Item 1. Business;” Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and footnotes 4 and 19 to FTI Consulting’s consolidated financial statements, in each case as included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 28, 2013.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With over 3,900 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.58 billion in revenues during fiscal year 2012. More information can be found at www.fticonsulting.com.